EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 20, 2020, Tenneco Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A Voting Common Stock, par value $0.01 per share (the “Class A Common Stock”).
Description of Class A Common Stock
The following description of our Class A Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the provisions of our amended and restated certificate of incorporation (the “Amended and Restated Certificate”) and by-laws, as amended on October 1, 2018 (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Amended and Restated Certificate, the By-Laws and the DGCL.
Our authorized capital stock consists of 250,000,000 shares, consisting of: 175,000,000 shares Class A Common Stock; 25,000,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and 50,000,000 shares of preferred stock, par value $0.01 per share.
Class A Common Stock
Rights Compared to Class B Common Stock
The rights of the Class A Common Stock and the Class B Common Stock are the same, except with respect to voting and conversion.
Voting
Holders of Class A Common Stock are entitled to one vote for each share on any matter submitted to a vote of stockholders. Except as set forth below and except as otherwise required by law, the holders of outstanding shares of Class B Common Stock will not be entitled to any votes upon any matters presented to stockholders. Except as otherwise required by law or provided in any resolution adopted by the board of directors of the Company (the “Board”) with respect to any series of preferred stock, the holders of Class A Common Stock possess 100 percent of the voting power of the Company. Our Amended and Restated Certificate does not provide for cumulative voting in the election of directors.
Unless approved by a unanimous vote of the holders of the Class B Common Stock, the Company will not take any action that would (i) diminish, impair, limit, restrict or avoid, or seek to do any of the foregoing with respect to any of the rights, powers or privileges of the Class B Common Stock or the observances or performance of any of the terms of the Amended and Restated Certificate to be observed or performed by the Company, or (ii) permit, allow or agree to the diminishment, impairment, limitation, restriction or avoidance of, the observance or performance of any of the terms of the Amended and Restated Certificate to be observed or performed by the Company.
Dividends and Distributions
Subject to preferences that may apply to any outstanding shares of preferred stock that may be created by the Board, the holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, on a per share basis, in any dividend or distribution of cash, property or shares of our capital stock that is paid or distributed by the Company.
Notwithstanding the forgoing, the Board may declare a dividend of any securities of the Company or of any other corporation, limited liability company or other legal entity (a “Share Distribution”) to the holders of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock).

Liquidation Rights
Upon our liquidation, dissolution or winding up, holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, on a per share basis, in all assets remaining after payment of any liabilities and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding shares of preferred stock.
Conversion Rights
Holders of Class A Common Stock have no right to convert their Class A Common Stock into other securities.
Upon any transfer of shares of our Class B Common Stock, such shares will automatically convert into an equal number of shares of Class A Common Stock, except for certain non-converting transfers described in our Amended and Restated Certificate, including the following:

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any transfer of shares of Class B Common Stock to a broker or other nominee, provided that the transferor, immediately following such transfer, retains (i) control over the disposition of such shares and (ii) the economic consequences of ownership of such shares;

•	any transfer of shares of Class B Common Stock to any affiliate of Icahn Enterprises L.P. (“IEP”), or any successor thereto; and

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any transfer of all, but not less than all, of the Class A Common Stock and Class B Common Stock then held by IEP and its affiliates, to not more than three persons designated in the shareholders agreement, dated as of October 1, 2018, by and among the Company, American Entertainment Properties Corp. (“AEP”), Icahn Enterprises Holdings L.P. (“IEH”) and IEP (the “Shareholders Agreement”), acting as a consortium, pursuant to which the transferee(s) would assume and perform all of the obligations of the transferor under the Membership Interest Purchase Agreement, dated as of April 10, 2018, by and among the Company, Federal-Mogul, AEP and IEP, the Shareholders Agreement and the other transaction agreements.

In addition, if the Company does not consummate (or abandons) the proposed spin-off of its aftermarket and ride performance business by the date that is 18 months after the closing date of the acquisition of Federal-Mogul, each holder of Class B Common Stock may convert a number of such shares into an equal number of shares of Class A Common Stock, provided that such conversion would not result in such holder, AEP, IEH, IEP and any of their affiliates owning, in the aggregate, more than 15 percent of the Class A Common Stock issued and outstanding immediately following such conversion.
Preemptive Rights
The holders of the Class A Common Stock have no preemptive rights with respect to future offerings of equity securities by the Company, except that, for so long as IEP and its affiliates own at least 10 percent of the outstanding Class A Common Stock and Class B Common Stock (measured as a single class), IEP and its affiliates have certain preemptive rights by contract under the Shareholders Agreement.
If the Company proposes to issue equity securities of any kind, except in certain excluded issuances, the Company shall deliver to IEP and its affiliates a written notice, which notice shall state the material terms of the securities proposed to be issued (the “Proposed Securities”), the price and other terms of the proposed sale of such securities and the amount of such securities proposed to be issued (the “Notice”), at least five business days prior to the date of the proposed issuance, and offer to issue and sell to IEP and its affiliates, on such terms as the Proposed Securities are to be issued, a portion of the Proposed Securities equal to IEP’s and its affiliates’ pro rata beneficial ownership of the Class A Common Stock and Class B Common Stock (together with any other voting capital stock owned by the IEP Group, the “Voting Stock”) at such time as compared to the total number of shares of Class A Common Stock, Class B Common Stock and Voting Stock, considered together, outstanding immediately prior to the issuance of the Proposed Securities; provided that the Class A Common Stock, the Class B Common Stock, any Voting Stock and any non-voting equity securities shall be issued in relative proportions that preserve (but do not increase) the voting power that IEP and its affiliates had immediately prior to the issuance of the Proposed Securities.
No Redemption Rights
There are no redemption or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock.
Subject to Rights of Preferred Stock
The rights of the holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock that the Company may designate and issue in the future.

Antitakeover Effects of Certain Provisions
The Amended and Restated Certificate, By-Laws and DGCL contain certain provisions that could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Amended and Restated Certificate and By-Laws, which are filed as exhibits to the Form 10-K of which this prospectus forms a part.
Number of Directors, Removal; Filling Vacancies
The Amended and Restated Certificate provides that the business and affairs of the Company will be managed by or under the direction of the Board, consisting of not less than eight nor more than sixteen directors, the exact number thereof to be determined from time to time by affirmative vote of a majority of the entire Board. In addition, the Amended and Restated Certificate provides that any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Notwithstanding the foregoing, the Amended and Restated Certificate provides that whenever the holders of any one or more series of preferred stock have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships will be governed by the terms of the Amended and Restated Certificate applicable to that preferred stock or the resolutions adopted by the Board applicable thereto.
Special Meeting
The By-Laws provide that special meetings of stockholders may be called by the Board, subject to the rights of any holders of preferred stock. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by the Company.
 Advance Notice Provisions for Stockholder Nominations, Stockholder Proposals and Proxy Access
The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors and to bring other business before an annual meeting of stockholders and to make nominations of candidates for election of directors at a special meeting of stockholders called for the purpose of electing one or more directors. The By-Laws also provide proxy access to certain qualifying stockholders to make nominations for candidates for election of directors.
Generally, for a stockholder notice to be timely in respect of (i) an annual meeting, such notice must be delivered to the principal executive offices of the Company, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, and (ii) a special meeting called for the purpose of electing one or more directors, such notice must be delivered to the principal executive offices of the Company not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such special meeting.
Under the proxy access By-Law provision, qualifying stockholders are allowed to include their director nominees in the Company’s proxy materials under certain circumstances by giving adequate and timely notice to the Secretary of the Company. A stockholder or group of no more than 20 stockholders (meeting the Company’s continuous ownership requirement of 3 percent or more of the Company’s outstanding common stock held continuously for at least the previous three years) can nominate a candidate or candidates for election to the Board at an annual meeting, constituting up to two directors or 20 percent of the number of directors then serving on the Board (rounded down to the nearest whole number), whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. In order for such nominees to be included in the Company’s proxy statement, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by the By-Laws. The By-Laws state that, to be timely, the notice and the related information must be delivered to the Company’s principal executive offices not earlier than the close of business on the 150th day nor later than the close of business on the 120th day prior to the first anniversary of the date that the Company’s proxy statement was first distributed to stockholders in connection with the preceding year’s annual meeting.
Record Date Procedure for Stockholder Action by Written Consent
The By-Laws establish a procedure for the fixing of a record date in respect of corporate action proposed to be taken by the stockholders of the Company by written consent in lieu of a meeting. The By-Laws provide that any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to our Secretary and delivered to our company, request that a record date be fixed for such purpose. The By-Laws state the Board may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If the Board fails within 10 days after the Company receives such notice to fix a record date for such purpose, the By-Laws provide that the record date shall be the date after the expiration of such ten day time period on or the day on which the first written consent is delivered to us unless prior action by the Board is required under the DGCL, in which event the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
The By-Laws also provide that the Secretary of the Company or, under certain circumstances, two inspectors designated by the Secretary, shall promptly conduct the ministerial review of the sufficiency of any written consents of stockholders duly delivered to the Company and of the validity of the action to be taken by stockholder consent as he or she deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the written consent have given consent.
 Stockholder Meetings
The By-Laws provide that the Board and the chairman of a meeting may adopt rules and regulations for the conduct of stockholder meetings as they deem appropriate (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).
Preferred Stock
The Amended and Restated Certificate authorizes the Board to provide for series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.
The Company believes that the ability of the Board to issue one or more series of preferred stock provides it with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of the preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including in some cases where the present or potential issuance of shares could result in a 20 percent increase in the number of share of Common Stock outstanding or in the amount of voting securities outstanding. If the approval of stockholders of the Company is not required for the issuance of shares of preferred stock or Common Stock, the Board may determine not to seek stockholder approval.
Although the Board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the stockholders of the Company might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.
Business Combinations
The Amended and Restated Certificate prohibits any “Business Combination” (as defined in the Amended and Restated Certificate) with “Interested Stockholders” (as defined in the Amended and Restated Certificate) without the approval of the holders of at least 66 2/3 percent of the votes entitled to be cast by holders of all the then outstanding shares of stock entitled to vote on all matters submitted to stockholders of the Company generally (“Voting Shares”) not owned by an Interested Stockholder unless (i) the Business Combination is approved by a majority of the “Continuing Directors” (as defined in the Amended and Restated Certificate) or (ii) certain detailed requirements as to, among other things, the value and type of consideration to be paid to the stockholders of the Company, the maintenance of the dividend policy of the Company, the public disclosure of the Business Combination and the absence of any major change in the business or equity capital structure of the Company without the approval of a majority of the Continuing Directors, have been satisfied.
The Amended and Restated Certificate generally defines an “Interested Stockholder” as any person (other than the Company or any subsidiary, any employee benefit plan of the Company or any subsidiary or any trustee or fiduciary with respect to any such plan or holding Voting Shares for the purpose of funding any such plan or funding other employee benefits for employees of us or any subsidiary when acting in such capacity) who

 (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Shares representing five percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares or (b) is an affiliate or associate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Shares representing five percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares.
The Amended and Restated Certificate defines a “Continuing Director” as any member of the Board, while such person is a member of the Board, who is not an affiliate or associate or representative of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor thereto, while such successor is a member of the Board, who is not an affiliate or associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.
Amendment of Certain Provisions of the Certificate of Incorporation and By-Laws
Under the DGCL, the stockholders of a corporation have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be adopted, amended or repealed by the board of directors. The Amended and Restated Certificate provides that the By-Laws may be amended by the Board or by the stockholders of the Company.
The Amended and Restated Certificate also provides that any proposal to amend or repeal, or adopt any provision inconsistent with, the provisions of the Amended and Restated Certificate regarding Business Combinations proposed by or on behalf of an Interested Stockholder or affiliate thereof requires (at a minimum) the affirmative vote of the holders of at least 66 2/3 percent of the votes entitled to be cast by holders of the outstanding Voting Shares, excluding Voting Shares beneficially owned by any Interested Stockholder, unless the proposal is unanimously recommended by the Board and each director qualifies as a Continuing Director. Approval by the Board, together with the affirmative vote of the holders of a majority in voting power of the outstanding Voting Shares, is required to amend all other provisions of the Amended and Restated Certificate.
The Business Combination supermajority voting requirement could have the effect of making more difficult any amendment by stockholders of the Business Combination provisions of the Amended and Restated Certificate described above, even if a majority of the stockholders of the Company believe that such amendment would be in their best interest.
Antitakeover Legislation
Section 203 of the DGCL provides that, subject to certain exceptions specified herein, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:
(i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or
(iii) on or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at any annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 of the DGCL generally defines an “interested stockholder” to include (x) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Section 203 of the DGCL generally defines a “business combination” to include (1) any merger or consolidation involving the corporation and the interested stockholders; (2) any merger, sale or other disposition of 10 percent or more of the assets of the corporation with or to an interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder; and (5) the receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.
Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although a certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither the Amended and Restated Certificate nor the By-Laws exclude the Company from the restrictions imposed upon Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board since the stockholder approval requirement would be avoided if the Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.
Transfer Agent and Registrar
The Transfer Agent and Registrar for our common stock is EQ Shareowner Services. Its address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.
Listing on The New York Stock Exchange
The Class A Common Stock is listed on the New York Stock Exchange under the symbol “TEN.”